Exhibit 5

Maggi Bixler Managing Counsel	Legal Department MAC D1130-161 Two Wells Fargo Center 301 S. Tryon Street, Floor 30 Charlotte, NC 28282-1915 Work: 704-410-7025 Fax: 877-572-7039

June 27, 2019

Board of Directors

Wells Fargo & Company

420 Montgomery Street

San Francisco, California 94163

Ladies and Gentlemen:

In connection with the proposed registration by Wells Fargo & Company, a Delaware corporation (the “Company” or “Wells Fargo”), under the Securities Act of 1933, as amended, of 200,000,000 shares of its common stock, par value $1-2/3 per share (the “Shares”) that may be issued by the Company under the Wells Fargo & Company Long-Term Incentive Compensation Plan (the “Plan”), I have examined such corporate records and other documents, including the registration statement on Form S-8 to be filed with the Securities and Exchange Commission relating to the Shares (the “Registration Statement”), and have reviewed such matters of law as I have deemed necessary for this opinion. I advise you that in my opinion:

The Shares, when issued in accordance with the terms of the Plan, will be legally and validly issued and fully paid and non-assessable.

I consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Maggi Bixler
Maggi Bixler
Senior Vice President and Managing Counsel